Exhibit 4.20

SOLAR PHOTOVOLTAIC PLANT ELLOMAY SOLAR (TALAVAN, CACERES, SPAIN)

Lease Agreement

English summary of the Spanish version1

1. Preliminary Note

The Plant is located on a plot with a size of 70.64 Hectares, included in Plots 59 and 1,921, registered in the Land Registry number 2 of Cáceres in the volume 2,771, book 40 and page 26 for Plot 59 and volume 2,771, book 40 and page 29 for Plot 1,921.

2. Main content of the Lease Agreement for Plot 14

1. Execution date	18 February 2021.
2. Parties	-	Mr. Rafael Guerra Pérez, Mr. José Manuel Guerra Pérez, Mr. Miguel Ángel Guerra Pérez, Mr. Juan Carlos Guerra Pérez and Ms. María del Carmen Naverán Eiriz, Ms. Isabel María Guerra Pérez.
	-	“Barroso de Arriba, Comunidad de Bienes” (it’s a community of goods incorporated by the brothers and sisters José Manuel, Miguel Ángel, Juan Carlos, Rafael and Isabel María Guerra Pérez)
	-	Ellomay Solar, S.L.U.
3. Term	Thirty five (35) years, as from occupation (which took place on 23 February 2021).
4. Annual Rent	EUR 1,200 per Hectare per annum (paid annually) + taxes.
5. Extension and Renewal	The term may be extended annually by Ellomay Solar for up to an aggregate of fifteen (15) years.

1 The original language version is on file with the Registrant and is available upon request.